Exhibit 5.1
K&L GATES LLP 300 SOUTH TRYON STREET SUITE 1000 CHARLOTTE, NC 28202 T +1 704 331 7400 F +1 704 331 7598 klgates.com

March 25, 2021
ENDRA Life Sciences Inc.
3600 Green Court, Suite 350
Ann Arbor, MI 48105

Ladies and Gentlemen:

We have acted as special counsel to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,599,570 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of ENDRA Life Sciences Inc., a Delaware corporation (the “Company”), issuable pursuant to the ENDRA Life Sciences Inc. 2016 Omnibus Incentive Plan, as amended (the “Plan”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Plan.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined: (a) the Registration Statement, (b) the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended through the date hereof, (c) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (d) the Plan, (e) resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) relating to the Registration Statement and the Plan, and (f) a certificate of an officer of the Company, dated as of the date hereof. Other than our review of the documents listed in (a) through (f) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of any Shares under the Plan; (b) the Shares will be evidenced by appropriate certificates, duly executed and delivered or the Board of Directors will adopt a resolution providing that all Shares shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”) prior to their issuance; (c) the issuance of each Share will be duly noted in the Company’s stock ledger upon its issuance; (d) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the Plan (or the Award Agreement issued thereunder); and (e) prior to the issuance of any Shares under the Plan, the Board of Directors (or a duly authorized committee thereof) will duly authorize each Award granted under the Plan pursuant to an Award Agreement and in accordance with the DGCL and the Plan.

K&L GATES LLP
300 SOUTH TRYON STREET SUITE 1000 CHARLOTTE NC 28202
T +1 704 331 7400 F +1 704 331 7598 klgates.com

ENDRA Life Sciences Inc.
March 25, 2021

Our opinion set forth below is limited to the DGCL and reported decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares (a) are duly authorized for issuance by the Company pursuant to, and on the terms set forth in, the Plan and, (b) when, and if, issued pursuant to the terms of the Plan and the applicable Award Agreement, will be validly issued, fully paid, and nonassessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly, /s/ K&L Gates LLP K&L Gates LLP